As filed with the Securities and Exchange Commission on December 7, 2012
Registration No.  333-163563

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post Effective Amendment No.4 to FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Tianyin Pharmaceutical Co., Inc. (Exact name of registrant as specified in charter)
Delaware (State or other jurisdiction of incorporation or organization)
20-4857782 (I.R.S. Employer Identification No.)

23rd Floor, Unionsun Yangkuo Plaza, No. 2, Block 3
Renmin Road South, Chengdu, P. R. China, 610041
+0086-28-86154737
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Dr. Guoqing Jiang
Chief Executive Officer
Tianyin Pharmaceutical Co., Inc.
23rd Floor, Unionsun Yangkuo Plaza
No. 2, Block 3, Renmin Road South, Chengdu, P. R. China, 610041
+0086-28-86154737
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to rule 462(e) under the Securities Act, check the following box:   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	5,329,108	(2)	$3.15	(3)	$16,786,690.20		$659.74	(5)
Shares of Common Stock underlying Warrants	7,875,003	(2)	$3.15	(3)	$24,806,259.45		$974.93	(5)
Shares of Common Stock underlying Placement Agent Warrants	572,796	(2)	$3.15	(3)	$1,804,307.40		$70.91	(5)
Common Stock underlying options	225,000	(2)	$2.12	(4)	$477,000		$26.62	(6)
Common Stock underlying options	35,000	(2)	$-		$-	$
Common Stock, $0.001 par value	1,338,897	(7)	$4.30	(8)	$5,757,257.10		$312.34	(9)
Shares of Common Stock underlying Warrants	183,836	(7)	$4.30	(8)	$790,494.80		$44.12	(9)
Common Stock underlying options	225,000	(7)	$4.30	(8)	$967,500		$54.00	(9)
TOTAL	15,784,640						$2,142.66	(10)

1.
Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such presently indeterminate number of shares of our common stock as shall be issued by us to the selling shareholders as a result of stock splits, stock dividends or similar transactions.

2.	These securities were previously registered on Registration Statement No. 333-16233, which were filed on October 5, 2009.
3.
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the bid and asked price of the Registrant’s common stock as quoted on the Over-the-Counter Bulletin Board of $3.15 on February 12, 2008.

4.
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the bid and asked price of the Registrant’s common stock as quoted on the Over-the-Counter Bulletin Board of $2.12 on May 27, 2009.

5.
The registration fee was calculated applying the Securities and Exchange Commission filing fee rate of 0.0001238 which was effective when the registration statement on Form S-1 (File No. 333-149261) was originally filed on February 15, 2008, which was not declared effective. We subsequently filed Pre-Effective Amendment No. 4 on June 10, 2008, which was declared effective on June 13, 2008. The registration fee for these securities was paid and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

6.
The registration fee was calculated applying the Securities and Exchange Commission filing fee rate of 0.0001183 which was effective when the registration statement on Form S-1 (File No. 333-16233) was originally filed on October 5, 2009. The registration fee for these securities was paid and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

7.	These securities were previously registered on Registration Statement No. 333-163563, which were filed on December 8, 2009.
8.
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the bid and asked price of the Registrant’s common stock as quoted on the Over-the-Counter Bulletin Board of $4.30 on December 4, 2009.

9.
The registration fee was calculated applying the Securities and Exchange Commission filing fee rate of 0.00024 which was effective when the registration statement on Form S-1 (File No. 333-163563) was originally filed on December 8, 2009. The registration fee for these securities was paid and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

10.	This fee has previously been paid, as explained above.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

We are filing this Post Effective Amendment No. 4 to our registration statement to conform the disclosure herein to the disclosure in our Form 10-Q for the quarter ended September 30, 2012, which we filed on November 14, 2012.

The information contained in this prospectus is not complete and may be changed.  These securities may not be sold until the Securities and Exchange Commission declares the registration statement filed with it effective.  This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.  You should rely only on the information contained in this preliminary prospectus.  We have not authorized anyone to provide you with information that is different.

Subject to completion, dated December 7, 2012

TIANYIN PHARMACEUTICAL CO., INC.

15,784,640 Shares of Common Stock

This prospectus relates to the resale of up to 15,784,640 shares of our common stock, $0.001 par value, 14,036,907 and 1,747,733 of which were registered in our Registration Statement on Form S-3 (Registration No. 333-162337) and Registration Statement on Form S-3 (Registration No. 333-163563), respectively. The shares of our common stock covered by this prospectus include:

●	6,653,005 shares of common stock issued to investors of the private financings we completed in January 2008 and October 2009;

●	8,058,839 shares of common stock underlying warrants issued investors of the private financings that we completed in January 2008 and October 2009;

●	572,796 shares of common stock underlying warrants issued to the placement agents in the private financings that we completed in January 2008;

●
335,000 shares of common stock underlying options we granted to Hayden Communications International, Inc, Kvalue Financial Services Co., Ltd and Kinsley International Limited, pursuant to the Consulting Agreements we maintain with them;

●	150,000 shares of common stock received by Hayden Communications International from exercise of options, which were granted pursuant to the Consulting Agreement we entered into with Hayden;

●	15,000 shares of common stock received by Kvalue Financial Services Co., Ltd from exercise of options, which were granted pursuant to the Consulting Agreement we entered into with Kvalue.

The offerings were not being underwritten.

The prices at which the selling shareholders may sell their shares will be determined by the prevailing market price for the shares or in privately negotiated transactions.  Information regarding the selling shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under the “Selling Stockholders” and “Plan of Distribution” sections in this prospectus.  We will not receive any of the proceeds from the sale of the shares under this prospectus.  We would however receive approximately $23 million if and when all of the Warrants and Placement Agent Warrants described herein are exercised, of which there can be no guarantee.

Our common stock is listed on the NYSE AMEX, under the trading symbol “TPI.”  On December 6, 2012, the closing bid for our common stock as reported on the NYSE AMEX was $0.63 per share.  As of December 7, 2012 we had the following amount of shares issued and outstanding:

●	29,332,791 shares of common stock outstanding; and,

●	0 shares of Series A Preferred Stock outstanding.

See the information under the heading “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, which information is incorporated by reference into this prospectus, for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
__________________________________________

The date of this Prospectus is December 7, 2012
__________________________________________

TABLE OF CONTENTS

Prospectus Summary		2

Risk Factors		9

Use of Proceeds		10

Selling Stockholders		10

Plan of Distribution		14

Description of Securities to be Registered		15

Incorporation of Certain Information by Reference		18

Disclosure of Commission Position on Indemnification for Securities Act Liabilities		18

Part II		II-1

Item 13.	Other Expenses of Issuances and Distribution	II-1

Item 14.	Indemnification of Directors and Officers	II-1

Item 15.	Recent Sales of Unregistered Securities	II-1

Item 16.	Exhibits and Financial Statement Schedule	II-3

Item 17.	Undertakings	II-4

You should rely only on the information contained in this prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus and the documents incorporated by reference are accurate as of any date other than the date on the front of the respective document.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Federal securities laws and regulations, including references to forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Forward-looking statements in this prospectus are subject to various risks and uncertainties concerning specific factors described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012and our other SEC filings. The forward-looking statements contained in this prospectus represent management’s best judgment as of the date of this prospectus based on information currently available. We do not intend to update this information, and we disclaim any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

AVAILABLE INFORMATION; ABOUT THIS PROSPECTUS

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.  Copies of the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are all available on our website http://www.tianyinpharma.com free of charge, within a week after we file same with the SEC or by sending a request for a paper copy to our outside securities counsel: Hunter Taubman Weiss LLP, c/o Tianyin Pharmaceutical Co., Inc., 17 State Street, Suite 2000, New York, NY 10004.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.  Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC’s Web site or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the registration statement and its exhibits.  Information located on, or accessible through, our website is not incorporated into this filing unless this filing specifically indicates otherwise.

PROSPECTUS SUMMARY

The following is a summary that highlights what we believe to be the most important information regarding TPI and the securities being offered herein.  Because it is a summary, however, it may not contain all of the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus and our financial statements and related notes carefully.  Unless the context requires otherwise, “we,” “us,” “our” and similar terms refer to TPI.

General Overview of Our Business

Tianyin Pharmaceutical Co., Inc (“TPI” or the “Company”, together with its subsidiaries, herein referred to as “we”, “us” and “our”) is a pharmaceutical company. Through our indirect wholly-owned subsidiary Chengdu Tianyin Pharmaceutical Co., Ltd. (“Chengdu Tianyin”), a corporation organized and existing under the laws of the People’s Republic of China (“PRC”), we are engaged primarily in the development, manufacturing, marketing and sale of patented biopharmaceutical medicines, branded generics, modernized traditional Chinese medicines and active pharmaceutical ingredients (“API”) in China. We currently manufacture a comprehensive portfolio of 58 products, 24 of which are listed in the highly selective National Medical Reimbursement List (“NMRL”) and 7 are listed in the Essential Drug List (“EDL”) of China.

Tianyin Pharmaceutical Co., Inc, previously called Viscorp, Inc., was originally formed as a limited liability company under the laws of the State of Delaware on August 20, 2002. In March 2006, Viscorp changed its status from an LLC to a corporation registered in the State of Delaware. Prior to the Share Exchange transaction described below, Viscorp operated as a developer and retailer of software for optometrists.  However, Viscorp did not generate any significant revenue and determined to pursue an acquisition strategy, whereby it sought to acquire a business with a history of operating revenues in markets that provide room for growth. Immediately prior to the Share Exchange under which we acquired Chengdu Tianyin, Viscorp sold all of its assets (consisting solely of the software it had developed) to Charles Driscoll for $100.00. The common stock of the Company currently trades on the NYSE Amex under the symbol “TPI.”

Chengdu Tianyin

Chengdu Tianyin Pharmaceutical Co., Ltd (“Chengdu Tianyin” or “CTY”), located in Chengdu, Sichuan Province of China, was established in 1994 and acquired by the current management of the Company in 2003. Chengdu Tianyin delivered total revenue of $69.6 million with net income of $6.4 million for the fiscal year ended June 30, 2012, a decrease of 26.9% from revenue of $95.2 million and 59.0% from net income of $15.6 million respectively for the fiscal year ended June 30, 2011.

Acquisition of Our Operating Business

On January 16, 2008, we entered into and consummated the transactions (the “Share Exchange”) contemplated under a Securities Exchange Agreement (the “Share Exchange Agreement”) by and among us, Raygere Limited (“Raygere”), a company organized under the laws of the British Virgin Islands (“BVI”) and Time Poly Management Limited (“Time Poly”), Happyvale Limited (“Happyvale”) and Fartop Management Limited (“Fartop”), each a BVI company, and Cmark Holding Co., Ltd. (“Cmark”), an exempted company organized under the laws of the Cayman Islands.  At the time of the Share Exchange, Time Poly, Happyvale, Fartop and Cmark owed collectively 100% of the capital stock of Raygere.  Under the terms of the Share Exchange Agreement, the Raygere stockholders transferred to the Company all the shares of Raygere and Raygere became a wholly-owned subsidiary of the Company.  As part of the Share Exchange, the shareholders of Raygere were issued 12,790,800 shares of the Company’s common stock, which represented 87.7% of the 14,587,200 issued and outstanding shares of the Company’s common stock immediately following the Share Exchange.

Raygere was incorporated in the BVI on January 26, 2007 and formed a Hong Kong subsidiary, Grandway Group Holdings Ltd. (“Grandway”) in May 2007. On October 30, 2007, Grandway acquired 100% of the equity interests of Chengdu Tianyin Pharmaceutical Co., Ltd., our indirect wholly owned subsidiary located in Chengdu, Sichuan Province of the People’s Republic of China that operates our current business, pursuant to a sales and purchase agreement with three of the existing shareholders (“Original Shareholders”) of Chengdu Tianyin, pursuant to which Grandway purchased 100% of the equity interest in Chengdu Tianyin. This transfer was approved by the Bureau of Foreign Trade and Economic Cooperation of Chengdu Economic Technology Development Administration Committee on October 30, 2007, and the registration with the Chengdu Administration of Industry and Commerce was completed on November 5, 2007. As a result of this transfer, Grandway acquired 100% of the equity of Chengdu Tianyin.

As a result of the Company’s acquisition of Raygere, Chengdu Tianyin became our indirect wholly-owned subsidiary. Substantially, all of our operations are conducted in China through Chengdu Tianyin. The transaction was regarded as a reverse merger whereby Raygere was considered to be the accounting acquirer of the Company after the exchange.  Although the Company is the legal parent company, Raygere is the continuing entity for financial reporting purposes. In addition, the Company ceased being a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

In accordance with the terms of the Share Exchange Agreement, Charles Driscoll resigned as the Company’s Chief Executive Officer, Chief Financial Officer and President, and also tendered his resignation as our sole director, which became effective on February 15, 2008. Dr. Guoqing Jiang was appointed to serve as the Chairman of our board and our Chief Executive Officer, effective as of the close of the Share Exchange, and nominated Mr. Stewart Lor to serve as one of our directors with such appointment to be effective on February 15, 2008.  As of February 29, 2008, our board was expanded by three persons to include Professor Zunjian Zhang, Professor Jianping Hou and Mr. Jim McCubbin.

On April 1, 2010, Mr. Lor resigned from his position as one of our directors, and on the same day we appointed Dr. James Jiayuan Tong as our director. On June 4, 2012, Mr. McCubbin resigned from our board as an independent director, and concurrently we appointed Mr. Bo Tan as an independent director. As of the date of this filing, our directors are Dr. Guoqing Jiang, Dr. James J. Tong, Mr. Bo Tan, Prof. Zunjian Zhang and Prof. Jianping Hou.

Post-Acquisition Corporate Actions

On January 14, 2008, a majority of our shareholders approved, via written consent, the following actions, as set forth in our Information Statement on Schedule 14C, which was filed on February 11, 2008:

1.	To change our corporate name to TIANYIN PHARMACEUTICAL CO., INC.
2.	To authorize 25,000,000 shares of preferred stock with a par value of $0.001.

We filed a certificate of amendment to our articles of incorporation with Delaware’s Secretary of State to effect these actions as of March 11, 2008; accordingly, as of such date, our corporate name changed to Tianyin Pharmaceutical Co., Inc. and our authorized capital increased by 25,000,000 shares of preferred stock.  Pursuant to the financings we closed in January 2008 and the authority vested in our Board of Directors, we also filed a certificate of designation with Delaware’s Secretary of State to designate 10,000,000 of the 25,000,000 shares of preferred stock as Series A preferred stock. Our current authorized capital now consists of 50,000,000 shares of common stock, 15,000,000 shares of preferred stock, whose terms shall be determined by the board of directors at the time of issuance, and 10,000,000 shares of Series A preferred stock. In connection with our name change, we received a new trading symbol and cusip number. Upon the name change, we were trading on the Over the Counter Bulletin Board under the symbol “TYNP” and our cusip number became 88630M104. In September 2008, we applied to trade on the American Stock Exchange. On September 24, 2008 we received notice that our common shares were approved for listing on the NYSE AMEX; accordingly, such shares began trading on the NYSE AMEX on October 3, 2008 under the ticker symbol “TPI.”  Since our common shares have been trading on the AMEX, we have enjoyed all of the same privileges and have been subject to all of the same regulations every other company whose shares are listed on the AMEX.

The Financings

2008 Financing

On January 16, 2008 and January 25, 2008, we completed private financings totaling $15,225,000, with 27 accredited investors (the “2008 Financing”).  The net proceeds from the 2008 Financing were approximately $13,697,000. Consummation of the 2008 Financing was a condition to the completion of the Share Exchange transaction with Raygere and the Raygere Stockholders under the Share Exchange.  The securities offered in the 2008 Financing were sold pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among the Company, Raygere, the Raygere stockholders, Grandway and the investors named in the Purchase Agreement (collectively, the “Investors”). In accordance with the Purchase Agreement, we issued a total of 152.25 Units of securities consisting of: 1) An aggregate of $15,225,000 principal amount of our 10% convertible exchangeable notes due on or before June 30, 2009 (the “Notes”); 2) Five (5) year warrants to purchase 4,757,814 shares of our Common Stock, $0.001 par value per share at an initial exercise price of $2.50 per share (the “Class A Warrants”); 3) Seven (7) year warrants to purchase 4,757,814 shares of our Common Stock at an initial exercise price of $3.00 per share (the “Class B Warrants”).

Pursuant to the terms of the Purchase Agreement, the $15,225,000 of Notes automatically converted into an aggregate of 9,515,625 shares of our Series A convertible preferred stock, par value 0.001 per share (the “Series A Preferred Stock”) on March 11, 2008, the effective date of the authorization and designation of such class. As issued, the Series A Preferred Stock: 1) Pays an annual 10% dividend, payable at our option either in cash or (if such shares have been registered for resale under the Securities Act of 1933, as amended) in additional shares of the Company’s common stock valued at $1.60 per share; 2) Has a stated or liquidation value of $1.60 per share, or $15,225,000 as to all 9,515,625 shares of Series A Preferred Stock; and 3) Each outstanding share of Series A Preferred Stock is convertible at any time at the option of the holder into one (1) full share of the Company’s common stock.

In connection with the 2008 Financing, we granted warrants to purchase 1,522,500 shares of Common Stock with an exercise price of US$1.60, $2.50 and $3.00 per share to TriPoint Global Equities, LLC, the placement agent in the Financing. These warrants have the same terms as the Warrants issued to Investors and included in the Units.

In connection with the 2008 Financing, we also entered into a Registration Rights Agreement with the Investors (the “Investor RRA”) under which we have registered for resale the 21,308,753 shares of common stock being offered for resale by the selling stockholders.

By March 2011, all preferred shares were converted into TPI's common stock and therefore, we no longer have any shares of preferred stock outstanding.

2009 Financing

On October 27, 2009, we completed a private equity financing of $4,987,500, with eight accredited investors (the “2009 Financing”). Net proceeds from the offering are approximately $4,490,000. Pursuant to the financing, we issued, for $4,987,500, a total of 1,534,570 units of our securities at $3.25 per unit. Each unit consists of: 1) one share of the Company's common stock, par value $0.001 per share (the "Common Stock"); and 2) a Class C Warrant (the "Class C Warrant", together with Class A Warrant and Class B Warrant, are referred sometimes herein below as “Warrants” or “Warrant”), with each Class C Warrant exercisable at $4.50 to purchase one-fifth of a share of Common Stock, such that the total amount of warrants issued to each investor as shall be equal to twenty percent (20%) of the number of units purchased by each purchaser. Each of the warrants has a term of three (3) years.

In connection with this financing, we paid cash compensation to the placement agent, Tripoint Global Equities, in the amount of $495,250. In connection with this financing, we also granted warrants to purchase 122,766 shares of common stock at $3.25 and 24,553 shares at $4.50 to the placement agent or its designees. These warrants have the same terms as the warrants issued to investors and are included in the units.

Our Current Corporate Structure

In June 2009, to optimize our business model through stronger distribution channels, Chengdu Tianyin invested $0.7 million to establish a wholly-owned trading subsidiary, Chengdu Tianyin Medicine Trading Co., Ltd (“TMT”) for sales and distribution of medicine produced by Chengdu Tianyin and other pharmaceutical companies.

On August 21, 2009, Chengdu Tianyin, Sichuan Mingxin Pharmaceutical and an individual investor established Sichuan Jiangchuan Pharmaceutical Co., Ltd (“JCM”), whose major business is to produce macrolide antibiotic active pharmaceutical ingredients (API). Total registered capital of JCM is approximately $3.2 million (equivalent of RMB 20 million), of which Chengdu Tianyin accounts for 87%. JCM is considered as the foundation for a broader strategy to establish a significant presence in the macrolide antibiotics industry in China.

Below is the chart showing the Company’s corporate structure:

The Offering

This prospectus relates to the offering for resale from time to time of up to 15,784,640 shares of common stock by the selling stockholders identified under the heading “Selling Stockholders.”

THE OFFERING

Issuer	Tianyin Pharmaceutical Co., Inc.

Common Stock being offered by Selling Stockholders
Up to 15,784,640 shares of common stock, representing:
(a)   6,668,005 shares of common stock;
(b)   8,058,839 shares issuable upon full exercise of warrants;
(c)   572,796 shares issuable upon full exercise of placement agent warrants; and
(d)   485,000 shares issuable upon full exercise of options issued to certain consultants.

Selling Stockholders	Investors of the 2008 Financing and 2009 Financing and the other entities or persons listed under “Selling Stockholders” elsewhere in this prospectus.

NYSE Amex Symbol	TPI

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and should only be purchased by investors prepared to sustain a loss of their entire investment. See “Risk Factors” beginning on page 15 of our Form 10-K for the fiscal year ended June 30, 2012.

Summary Financial Information

The following summary financial data as of June 30, 2012 and 2011 and for the quarter ended September 30, 2012 were derived from our consolidated financial statements. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. Please read the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 32 of our Form 10-K for the fiscal year ended June 30, 2012 and page 14 of our Form 10-Q for the quarter ended September 30, 2012,  as well as our financial statements and related notes included therein.

Statement of Operations Data:

	For the Years Ended June 30,
	2012	2011

Sales	$69,605,758	$95,200,928

Cost of sales	45,274,326	52,698,030

Gross profit	24,331,432	42,502,898

Operating expenses
Selling expenses	10,672,817	17,711,034
General and administrative expenses	4,255,528	5,645,481
Research and development	860,081	1,072,519
Total operating expenses	15,788,426	24,429,034

Income from operations	8,543,006	18,073,864

Other income (expenses):
Interest income	209,037	132,766
Interest expense	(331,334)	(119,507)
Other income	189,268	-
Change in fair value of warrant liability	-	1,627,551
Total other income	66,971	1,640,810

Income before provision for income taxes	8,609,977	19,714,674

Provision for income taxes	2,368,059	4,091,905

Net income	6,241,918	15,622,769

Less: Net income attributable to noncontrolling interest	(116,772)	(40,243)

Net income attributable to Tianyin Pharmaceutical Co., Inc.	6,358,690	15,663,012

Basic earnings per share	$0.22	$0.55
Diluted earnings per share	$0.22	$0.53

Weighted average number of common shares outstanding:
Basic	29,308,442	28,403,761
Diluted	29,308,442	29,743,174

	For the Three Months Ended
	September 30,
	2012	2011

Sales	$15,971,697	$17,528,578

Cost of sales	9,727,993	11,675,529

Gross profit	6,243,704	5,853,049

Operating expenses
Selling expenses	2,761,438	2,477,326
General and administrative expenses	1,121,533	1,019,122
Research and development	215,930	210,715
Total operating expenses	4,098,901	3,707,163

Income from operations	2,144,803	2,145,886

Other income (expenses):
Interest income	67,602	34,961
Interest expense	(108,404)	(49,845)
Other income	-	(4,718)
Total other expenses	(40,802)	(19,602)

Income before provision for income taxes	2,104,001	2,126,284

Provision for income taxes	583,048	619,067

Net income	1,520,953	1,507,217

Less: net income attributable to noncontrolling interest	(20,664)	(18,023)

Net income attributable to Tianyin Pharmaceutical Co., Inc.	$1,541,617	$1,525,240

Basic earnings per share	$0.05	$0.05
Diluted earnings per share	$0.05	$0.05

Weighted average number of common shares outstanding:
Basic	29,332,791	29,396,276
Diluted	29,332,791	29,396,276

Balance Sheet Data:

	June 30,	June 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$35,152,295	$31,724,906
Restricted cash	3,534,550	-
Accounts receivable, net of allowance for doubtful accounts of $113,862
and $510,903 at June 30, 2012 and 2011, respectively	11,272,367	9,036,030
Inventory	5,863,013	4,932,353
Advance payments	642,075	1,639,820
Other current assets	436,664	62,951
Total current assets	56,900,964	47,396,060

Property and equipment, net	26,458,349	27,465,915

Intangibles, net	20,958,226	15,339,194

Total assets	$104,317,539	$90,201,169

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$1,586,151	$2,063,792
Accounts payable – construction related	740,832	1,824,067
Short-term bank loans	6,023,000	2,784,600
Trade notes payable	4,675,750	-
VAT tax payable	396,555	674,974
Income tax payable	804,595	930,418
Other taxes payable	104,227	124,154
Other current liabilities	466,982	519,602
Total current liabilities	14,798,092	8,921,607

Total liabilities	14,798,092	8,921,607

Equity
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized,	29,446	29,396
29,332,791 and 29,312,491 shares issued and outstanding at June 30, 2012 and 2011
Additional paid-in capital	30,104,902	30,065,452
Treasury stock	(135,925)	(111,587)
Statutory reserve	6,120,143	5,409,764
Retained earnings	45,022,329	39,374,018
Accumulated other comprehensive income	8,100,526	6,077,299
Total stockholders’ equity	89,241,421	80,844,342

Noncontrolling interest	278,026	435,220

Total equity	89,519,447	81,279,562

Total liabilities and equity	$104,317,539	$90,201,169

	September 30,	June 30,
	2012	2012
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$37,538,365	$35,152,295
Restricted cash	1,583,000	3,534,550
Accounts receivable, net of allowance for doubtful accounts of $113,719
and $113,862 at September 30, 2012 and June 30, 2012, respectively	10,264,113	11,272,367
Inventory	6,432,893	5,863,013
Advance payments	-	642,075
Other current assets	475,866	436,664
Total current assets	56,294,237	56,900,964

Property and equipment, net	26,040,538	26,458,349

Intangibles, net	20,732,243	20,958,226

Total assets	$103,067,018	$104,317,539

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$1,487,623	$1,586,151
Accounts payable – construction related	410,899	740,832
Short-term bank loans	6,015,400	6,023,000
Trade notes payable	1,583,000	4,675,750
Advances from customer	1,139,760	-
Income tax payable	583,307	804,595
Other taxes payable	480,104	500,782
Other current liabilities	425,931	466,982
Total current liabilities	12,126,024	14,798,092

Total liabilities	12,126,024	14,798,092

Equity
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized,
29,332,791 shares issued and outstanding at September 30, 2012
and June 30, 2012	29,446	29,446
Additional paid-in capital	30,117,997	30,104,902
Treasury stock	(135,925)	(135,925)
Statutory reserve	6,120,143	6,120,143
Retained earnings	46,563,946	45,022,329
Accumulated other comprehensive income	7,988,385	8,100,526
Total stockholders’ equity	90,683,992	89,241,421

Noncontrolling interest	257,002	278,026

Total equity	90,940,994	89,519,447

Total liabilities and equity	$103,067,018	$104,317,539

RISK FACTORS

Your investment in our securities involves a high degree of risk.  You should carefully read and consider the risks set forth under the caption “Risk Factors” at page 15 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, which are incorporated by reference in this prospectus, together with all of the other information appearing in this prospectus or incorporated by reference in this prospectus, in light of your particular investment objectives and financial circumstances.

The risks and uncertainties we describe are not the only ones we face.  If any of the events described actually occur, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, financial condition, cash flows, and operating results could be materially adversely affected.  As a result, the trading price of our common stock and the value of the securities offered could decline, and you could lose a part or all of your investment.

USE OF PROCEEDS

We have registered the shares included herein because of registration rights granted to the investors of the related private equity financing and the other selling shareholders.  We will not realize any proceeds from the sale of the shares by the Selling Stockholders; however, if all of the warrants are exercised, of which there is no guarantee, we will receive gross proceeds of approximately $26 million. We intend to use the proceeds from the financings and the exercise of the warrants, if any, for working capital and other general corporate purposes.

SELLING STOCKHOLDERS

The following table sets forth certain information concerning the resale of the shares of common stock by the Selling Stockholders.  Unless otherwise described below, to our knowledge, no selling stockholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.  Unless otherwise described below, the Selling Stockholders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer within the meaning of Rule 405 of the Securities Act, as amended.

We do not know how long the selling stockholders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the resale shares.  The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below.  Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Stockholders upon termination of sales pursuant to this prospectus.  In addition, the Selling Shareholder identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.  Individual beneficial ownership of the Selling Stockholders also includes shares of common stock that a person has the right to acquire within 60 days from December 7, 2012.   See “Description of Securities.”

As of December 7, 2012, there were 29,332,791 shares of our common stock outstanding, assuming that all of the Warrants have been exercised for the purposes of computing the percentage of outstanding securities owned by the Selling Stockholders. Unless otherwise indicated, the Selling Stockholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of the common stock by the Selling Stockholders.  Our costs and expenses of registering the shares listed herein for resale was approximately $82,763.52.

Unless otherwise indicated, all of the Selling Stockholders in the table below received their shares pursuant to the 2008 Financing and 2009 Financing, which are described above in Financings.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold (2)	Number of Shares Beneficially Owned After Offering (3)	Percentage Ownership After Offering (4)
Vision Opportunity China LP(5)	1,230,858	1,230,858	0	0%
F. Berdon Co., LP (6)	93,751	93,751	0	0%
Paul Masters, IRA (7)	62,500	62,500	0	0%
Jayhawk Private Equity Fund, LP (8)	28,938	28,938	0	0%
Jayhawk Private Equity Co. – Investment Fund, LP (8)	1,822	1,822	0	0%
QVT Fund LP (9)	1,687,500	1,687,500	0	0%
Quintessance Fund, L.P. (9)	187,500	187,500	0	0%
Ancora Greater China Fund, LP (10)	812,500	812,500	0	0%
Richard D. Squires (11)	242,691	242,691	0	0%
SPI Dallas Investments, LP (12)	125,000	125,000	0	0%
Squires Family, LP (13)	157,004	157,004	0	0%
SPI Hawaii Investments, LP (14)	20,424	20,424	0	0%
Pope Investments II, LLP (15)	3,750,000	3,750,000	0	0%

Daybreak Special Situations Master Fund, Ltd. (16)	187,500		187,500	0	0%
SovGem Limited (17)	625,000		625,000	0	0%
Matthew Hayden	59,700		59,700	0	0%
Ray & Amy Rivers	125,000		125,000	0	0%
William M. Denkin	46,875		46,875	0	0%
Steve Mazur	62,500		62,500	0	0%
Bingkui Li	125,000		125,000	0	0%
Michael Morris	218,751		218,751	0	0%
Ed Sheinwald	93,751		93,751	0	0%
Richard Neslund	375,000		375,000	0	0%
Silver Rock I, Ltd. (18)	381,164		381,164	0	0%
Excalibur Small-Cap Opportunities, LP (19)	625,000		625,000	0	0%
Professional Offshore Opportunity Fund, Ltd. (20)	625,000		625,000	0	0%
TriPoint Global Equities, LLC	430,462	(21)	430,462	0	0%
Hayden Communications International, Inc.	225,000	(22)	225,000	0	0%
John Finley	36,696	(23)	36,696	0	0%
Randy Fields	19,142	(24)	19,142	0	0%
Robert Eide	4,102	(25)	4,102	0	0%
Warrant Strategies	82,394	(26)	82,394	0	0%
Kvalue Financial Services Co., Ltd.	50,000	(27)	50,000	0	0%
Pope Asset Management	738,462	(28)	738,462	0	0%
Taylor International Fund, Ltd	369,230	(29)	369,230	0	0%
BBS Capital Fund, LP	180,000	(30)	180,000	0	0%
Hua-Mei 21st Century Partners	120,000	(31)	120,000	0	0%
Guerrilla Partners	53,512	(32)	53,512	0	0%
JW Partners LP	30,769	(33)	30,769	0	0%
Kinsley International Limited	225,000	(34)	225,000	0	0%
Iroquois Master Fund Ltd.	1,269,142		1,269,142	0	0%

1)
Prior to the offerings, the Selling Stockholder only owned shares of common stock underlying the Notes and Warrants received in the 2008 Financing and 2009 Financing (the “Securities”); however, based upon the terms of the Warrants, holders may not  exercise the warrants, if on any date, such holder would be deemed the beneficial owner of more than 4.99% or 9.9%, depending upon their agreement, of the then outstanding shares of our common stock; however, a holder may elect to waive the cap upon 61 days notice to us, except that during the 61 day period prior to the expiration date of their warrants, they can waive the cap at any time, but a waiver during such period will not be effective until the expiration date of the warrant. Therefore, unless otherwise noted, this number represents the number of Securities the Selling Stockholder received in the Financing that he/she can own based upon the ownership cap, assuming the ownership cap is not waived.  See “Prospectus Summary – Financings” and “Description of Securities.”

2)
Unless noted otherwise in a specific footnote, this number represents all of the Securities that the Selling Stockholder received in the 2008 Financing and 2009 Financing, which we agreed to register in this Registration Statement pursuant to the Registration Rights Agreements we entered into in connection with the financings.

3)
Since we do not have the ability to control how many, if any, of their shares each of the selling shareholders listed above will sell, we have assumed that the selling shareholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the offerings and their percentage of ownership following the offerings.

4)	All Percentages have been rounded up to the nearest one hundredth of one percent.

5)
Vision Capital Advisors, LLC (formerly known as Vision Opportunity Capital Management, LLC), a Delaware limited liability company, which serves as the investment manager to Vision Opportunity China LP and Adam Benowitz, who is the managing member of Vision Capital Advisors and the Portfolio Manager of Vision Opportunity China share voting and investment power with Vision Opportunity China with respect to the shares beneficially owned by Vision Opportunity China. Vision Capital Advisors and Mr. Benowitz may each be deemed to beneficially own the shares of common stock held by Vision Opportunity China. Each disclaims beneficial ownership of such shares.

6)	The person having voting, dispositive or investment powers over F. Berdon is Frederick Berdon, Authorized Agents.

7)	The persons having voting, dispositive or investment powers over Paul Masters, IRA is Paul Masters, Authorized Agents.

8)	The person having voting, dispositive or investment powers over JayHawk Private Equity and JayHawk Investment is Kent M. McCarthy, Authorized Agents.

9)
Management of Quintessence Fund L.P. is vested in its general partner, QVT Associates GP LLC, which may be deemed to beneficially own the securities held by Quintessence Fund L.P. QVT Financial LP is the investment manager of Quintessence  Fund L.P. and shares voting  and investment control over the securities held by Quintessence Fund L.P. QVT Financial GP LLC is the general partner  of QVT Financial LP and as such has complete  discretion in the management and control of the business affairs of QVT Financial LP. The managing members of each of QVT Financial GP LLC and QVT Associates GP LLC are Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu disclaims beneficial ownership of the securities held by Quintessence Fund L.P.

10)	The person having voting, dispositive or investment powers over Ancora Greater China Fund is John P. Micklitsch, Authorized Agents.
11)
Mr. Squires shares voting and investment power for these entities with respect to the shares beneficially owned by SPI Dallas Investments, LP and Squires Family, LP.  Mr. Squires may be deemed to beneficially own the shares of common stock held by SPI Dallas and Squires Family; however, Mr. Squires disclaims beneficial ownership of such shares.

12)	The person having voting, dispositive or investment powers over SPI Dallas is Richard D. Squires, Authorized Agents.
13)	The person having voting, dispositive or investment powers over Squires Family is Richard D. Squires, Authorized Agents.
14)	The person having voting, dispositive or investment powers over SPI Hawaii is Dennis Wong, Authorized Agent.
15)	The person having voting, dispositive or investment powers over Pope Investments II, LLP is William P. Wells, Authorized Agent.
16)	The person having voting, dispositive or investment powers over Daybreak Special Situations Master Fund is Lawrence J. Butz, Authorized Agent.
17)	The persons having voting, dispositive or investment powers over SovGem Limited are Allan William Maloney and Peter Charles St. George, Authorized Agents.
18)	The person having voting, dispositive or investment powers over Silver Rock is Ezzat Jallad, Authorized Agent.
19)	The person having voting, dispositive or investment powers over Excalibur Small-Cap Opportunities is William S. Hechter, Authorized Agent.
20)	The person having voting, dispositive or investment powers over Professional Offshore is Mark K. Swickle, Authorized Agent.

21)
The persons having voting, dispositive or investment powers over TriPoint Global Equities are Mark Elenowitz and Michael Boswell, Authorized Agents. This number represents the shares of common stock underlying the placement agent warrants TriPoint Global received as placement agent of the 2008 Financing.

22)
The person having voting, dispositive or investment powers over Hayden is Matthew M. Hayden, Authorized Agent. This number includes the shares of common stock underlying Hayden’s 150,000 5-year options to purchase shares of our common stock at an exercise price of $2.00 per share which Hayden received pursuant to its 2008 Investor Relations Consulting Agreement with us; the Options vest and become exercisable at a rate of 37,500 options every three months beginning on January 24, 2008. Hayden exercised the 150,000 options to purchase shares of our common stock in August 2009. In addition, this number includes the shares of common stock underlying Hayden’s 75,000 5-year options to purchase shares of our common stock at an exercise price of $2.00 per share, which Hayden received pursuant to its 2009 Investor Relations Consulting Agreement with us; the options vest and become exercisable at a rate of 18,750 options every three months beginning on April 1, 2009.

23)	This number represents the shares of common stock underlying the placement agent warrants Mr. Finley received from TriPoint Global Equities, LLC.
24)
This number represents the shares of common stock underlying the placement agent warrants Mr. Fields received from Aegis Capital, who was a selected dealer in the 2008 Financing.  Mr. Fields is a broker-dealer or an affiliate of a broker-dealer, has advised us that he acquired the securities in the ordinary course of business and, at the time, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

25)
This number represents the shares of common stock underlying the placement agent warrants Mr. Eide received from Aegis who was a selected dealer in the 2008 Financing.  Mr. Eide is a broker-dealer or an affiliate of a broker-dealer, has advised us that he acquired the securities in the ordinary course of business and, at the time, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

26)
The person having voting, dispositive or investment powers over Warrant Strategies is Sean M. Molloy, Authorized Agent.  This number represents 27,344 shares of common stock underlying the placement agent warrants Warrant Strategies received from Aegis in a private transfer; 30,050 shares of common stock underlying the placement agent warrants Warrant Strategies received from Sean Martin in a private transfer; and 25,000 shares of common stock underlying the placement agent warrants Warrant Strategies received from John Finley in a private transfer.

27)
This number represents 35,000 options granted to Kvalue Financial Services Co., Ltd. at an exercise price of $2.00 per share pursuant to a Consulting Agreement we maintain with them; and 15,000 shares of common stock Kvalue Financial Services received from option exercise.

28)	The person having voting, dispositive or investment powers over Pope Asset Management is William P. Wells, Authorized Agents.

29)
The person having voting, dispositive or investment powers over Taylor International Fund, Ltd. is Steven S. Taylor, Authorized Agents. This number represents 307,692 shares of common stock and 61,538 shares of common stock underlying Class C Warrant Taylor International Fund, Ltd. received pursuant to the 2009 Financing.

30)
The person having voting, dispositive or investment powers over BBS Capital Fund, LP is Berke Bakay, Authorized Agents. This number represents 150,000 shares of common stock and 30,000 shares of common stock underlying Class C Warrant BBS Capital Fund, LP received pursuant to the 2009 Financing.

31)
The person having voting, dispositive or investment powers over Hua-Mei 21st Century Partners is Peter Siris, Authorized Agents. This number represents 100,000 shares of common stock and 20,000 shares of common stock underlying Class C Warrant Hua-Mei 21st Century Partners received pursuant to the 2009 Financing.

32)
The person having voting, dispositive or investment powers over Guerrilla Partners is Peter Siris, Authorized Agents. This number represents 42,743 shares of common stock and 10,769 shares of common stock underlying Class C Warrant Guerrilla Partners received pursuant to the 2009 Financing.

33)
The person having voting, dispositive or investment powers over JW Partners LP is Jason Wild, Authorized Agents. This number represents 30,769 shares of common stock underlying Class C Warrant JW Partners LP received pursuant to the 2009 Financing.

34)
The person having voting, dispositive or investment powers over Kinsley International Limited is Kwong Sau Ling, Authorized Agents. This number includes 180,000 options granted to Kinsley International Limited at an exercise price of $3.28 per share pursuant to the Company 2008 Incentive Plan; and 45,000 options at an exercise price of $1.6 per share granted to Kinsley International Limited as designee of Cmark Capital in consideration for the corporate consulting services that Cmark shall provide to the Company.

35)
Iroquois Capital Management L.L.C (“Iroquois Capital”) is the investment manager or Iroquois Master Fund, Ltd. (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF. Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership. This number includes 634,571 shares underlying Class A Warrant and 634,571 shares underlying Class B Warrant that Vision Opportunity China LP received from the 2008 Financing.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the Selling Stockholders. The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling security holders may use any one or more of the following methods when disposing of shares:

●
transactions on NYSE AMEX or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;
●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any of these methods of sale; and
●	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended if available, rather than under this prospectus.  The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part.  In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.  We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus.  However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital consists of 50,000,000 shares of common stock, $.001 par value per share, 15,000,000 shares of preferred stock, $.001 par value per share and 10,000,000 shares of Series A Preferred Stock, $.001 par value per share.  As of December 7, 2012, there were 29,332,791 outstanding shares of our common stock and 0 outstanding shares of our preferred stock.

Common Stock

We are authorized to issue up to 50,000,000 shares of Common Stock, par value US$.001 per share, of which 29,332,791 are currently issued and outstanding.

Each outstanding share of Common Stock entitles the holder thereof to one vote per share on matters submitted to a vote of shareholders.  Stockholders do not have preemptive rights to purchase shares in any future issuance of our Common Stock.

The holders of shares of our Common Stock are entitled to dividends out of funds legally available when and as declared by our board of directors. On May 12, 2010, we announced the temporary suspension of common stock dividend.  Should we decide in the future to resume paying dividends, it will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including the company’s financial condition and the results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.  Each share shall be entitled to the same dividend.  In the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our Common Stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

Effective March 11, 2008, we amended our articles of incorporation to increase our authorized capital stock to include up to 25,000,000 shares of blank check preferred stock, to which our board of directors will have the power to issue in one or more series without stockholder approval. Our board of directors, and approximately 84% of our shareholders, approved the amendment to our articles of incorporation via written consent.  Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Series A Convertible Preferred Stock

Effective March 11, 2008, 10,000,000 of the 25,000,000 shares of preferred stock was designated as Series A Preferred Stock. As of December 7, 2012, there was 0 outstanding share of our preferred stock; we initially issued 9,515,625 shares of Series A Preferred Stock pursuant to the private financing we completed in January 2008, but as of the date of this filing, all such shares have been converted and we do not currently have any plans to issue additional shares of Series A Preferred Stock.

Warrants

Class A Warrants

Each Class A Warrant allows its holder to purchase one share of Common Stock for $2.50, subject to adjustment, until five years after the date of issuance. As of December 7, 2012, there were 3,898,438 Class A Warrants outstanding.

Because the registration statement providing for the resale of shares of Common Stock underlying the Class A Warrants was declared effective by the contractually agreed upon effective date,  the Class A Warrants must be exercised for cash; the cashless exercise right ceased.

The exercise price of the Class A Warrants and the number of shares of Common Stock purchasable upon exercise of the Class A Warrants are subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our Common Stock, dividends payable in our Common Stock, the issuance of rights to purchase additional shares of our Common Stock or to receive other securities convertible into additional shares of Common Stock – other than as a result of the conversion of the preferred stock or exercise of the warrants issued pursuant to the financings described elsewhere in this Statement, and recapitalization, consolidation, merger or sale of the Company or substantially all of its assets in a transaction whereby a transfer of control over the ability to elect the board of directors shall occur.

All of the Class A Warrants have an exercise cap, pursuant to which we shall not effect the exercise of any Class A Warrants, and no person who is a holder of the Class A Warrants shall have the right to exercise his/her Class A Warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.9% or 4.99%, depending upon the holder’s respective warrant agreement, of the then outstanding shares of our Common Stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

No fractional shares of Common Stock issuable upon exercise of the Class A Warrants will be issued in connection with any exercise, but we shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the average Market Price per share of the Common Stock for the five (5) Trading Days immediately prior to the date of such exercise.

The Class A Warrants expire at the close of business on the fifth anniversary of the date of issuance.

Class B Warrants

Each Class B Warrant allows its holder to purchase one share of Common Stock for $3.00, subject to adjustment, until seven years after the date of issuance.  As of December 7, 2012, there were 4,257,814 Class B Warrants outstanding.

Because the registration statement providing for the resale of shares of Common Stock underlying the Class B Warrants was declared effective by the contractually agreed upon effective date, the Class B Warrants must be exercised for cash; the cashless exercise right ceased.

The exercise price of the Class B Warrants and the number of shares of Common Stock purchasable upon exercise of the Class B Warrants are subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our Common Stock, dividends payable in our Common Stock, the issuance of rights to purchase additional shares of our Common Stock or to receive other securities convertible into additional shares of Common Stock – other than as a result of the conversion of the preferred stock or exercise of the warrants issued pursuant to the Financings described elsewhere in this Statement, and recapitalization, consolidation, merger or sale of the Company or substantially all of its assets in a transaction whereby a transfer of control over the ability to elect the board of directors shall occur.

All of the Class B Warrants have an exercise cap, pursuant to which we shall not effect the exercise of any Class B Warrants, and no person who is a holder of the Class B Warrants shall have the right to exercise his/her Class B Warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.9% or 4.99%, depending upon the holder’s respective warrant agreement, of the then outstanding shares of our Common Stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

No fractional shares of Common Stock issuable upon exercise of the Class B Warrants will be issued in connection with any exercise, but we shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the average Market Price per share of the Common Stock for the five (5) Trading Days immediately prior to the date of such exercise.

The Class B Warrants expire at the close of business on the seventh anniversary of the date of issuance.

Class C Warrants

Each Class C Warrant allows its holder to purchase that number of shares of Common Stock as shall be equal to twenty percent (20%) of the number of Units purchased by such holder in the 2009 Financing.  The Class C Warrants are exercisable at a price of $4.50 per share of Common Stock, subject to adjustment, until three years after the date of issuance.  As of December 7, 2012, there were 306,913 Class C Warrants outstanding.

Commencing in October 2011, if the per share market value of one shares of common stock is greater than the exercise price and if this registration statement is not effective as per the terms of the registration rights agreement regarding such warrants, holders are permitted to exercise the warrants through a cashless exercise for that number of shares of Common Stock computed using the following formula:

X = Y - (A)(Y)
              B

Where	X =	the number of shares of Common Stock to be issued to the Holder.

Y =	the number of shares of Common Stock purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

A =	the Warrant Price.

B =	the Per Share Market Value of one share of Common Stock.

The exercise price of the Class C Warrants and the number of shares of Common Stock purchasable upon exercise of the Class C Warrants are subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our Common Stock, dividends payable in our Common Stock, the issuance of rights to purchase additional shares of our Common Stock or to receive other securities convertible into additional shares of Common Stock – other than as a result of the conversion of the preferred stock or exercise of the warrants issued pursuant to the Financings described elsewhere in this Statement, and recapitalization, consolidation, merger or sale of the Company or substantially all of its assets in a transaction whereby a transfer of control over the ability to elect the board of directors shall occur.

All of the Class C Warrants have an exercise cap, pursuant to which we shall not effect the exercise of any Class C Warrants, and no person who is a holder of the Class C Warrants shall have the right to exercise his/her Class C Warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.99% of the then outstanding shares of our Common Stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

No fractional shares of Common Stock issuable upon exercise of the Class C Warrants will be issued in connection with any exercise. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Holder shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

The Class C Warrants expire at the close of business on the third anniversary of the date of issuance.

Registration Rights

In connection with the issuance of the Warrants, we agreed to file a registration statement with the Securities and Exchange Commission to register for resale the shares of common stock issuable upon the exercise of the Warrants.  We also agreed to register the shares of common stock underlying the placement agent warrants we issued pursuant to those same financings, as well as additional shares of common stock issued to consultants as compensation for services they provided to us.  All required registration statements have been filed.

Transfer Agent

The transfer agent for our common stock and preferred stock is Empire Stock Transfer, Inc., 1859 Whitney Mesa Dr, Henderson, NV 89014, 702.818.5898, Fax 702.974.1444.

Certain Effects of Authorized but Unissued Stock

Our Articles and Bylaws permit the board of directors to increase our authorized stock without a shareholder vote.  Authorized but unissued shares of Common Stock may be issued without shareholder approval.  Your percentage of ownership in us will be diluted if and when we authorize and issue these additional shares.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed with the SEC on September 28, 2012 (Commission File No. 001-34189); and
(2)	Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2012, filed with the SEC on November 14, 2012 (Commission File No. 001-34189);

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

Tianyin Pharmaceutical Co., Inc.
Attn: Secretary
23rd Floor, Unionsun Yangkuo Plaza
No. 2, Block 3, Renmin Road South
Chengdu, P. R. China, 610041
+0086-28-86154737
http://www.tianyinpharma.com/

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the SEC registration fee, all the amounts shown are estimates.

ITEM	AMOUNT
SEC Registration Fee	$2,142.66
Transfer Agent Fees	0.00
Legal Fees	0.00
Accounting Fees	0.00
Printing and Engraving Costs	0.00
Miscellaneous	0.00
Total	$2,142.66

Item 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article V of our Bylaws provides that each person who was or is made a party or is threatened to be a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she or a person for whom he or she is the legal representative is or was one of our directors or officers, employees or agents or is or was serving at our request as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless to the fullest extent authorized by the Delaware General Corporation Law.  Such right includes the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such proceeding, shall be made only upon delivery of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such officer or director is not entitled to be indemnified under our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act as amended. Unless stated otherwise; (i) that each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (ii) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions; (iii) the transactions did not involve a public offerings; and (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

To accomplish the Share Exchange with Raygere, we issued an aggregate of 12,790,800 shares of common stock in exchange for all of the issued and outstanding capital stock of Raygere.  The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

Pursuant to the Securities Purchase Agreement, we issued an aggregate of $15,225,000 Notes, which are initially convertible into an aggregate of 9,515,625 shares of our Series A Preferred Stock and Warrants to purchase an aggregate of 9,515,628 shares of our Common Stock.  The shares were issued to 27 accredited investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

In connection with the financings we completed on January 16, 2008 and January 25, 2008, we issued TriPoint Global Equities, LLC, the placement agent to the Financings, placement agent warrants, identical to those issued to the Investors pursuant to the Securities Purchase Agreement, to purchase up to an aggregate of 1,522,500 shares of our common stock.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On January 24, 2008, we issued five-year options to purchase 150,000 shares of common stock, with an exercise price of $2.00 per share, to Hayden Communications International pursuant to its 2008 Investor Relations Consulting Agreement with us. The options vest and become exercisable at a rate of 37,500 options every three months from the date of issuance. The shares underlying the options have piggy-back registration rights that required us to register the shares in our last registration statement.  The options and the shares underlying were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering. Hayden exercised the 150,000 options to purchase shares of our common stock in August 2009.

On May 9, 2008, we issued 20,000 shares of Common stock to employees. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On June 30, 2008, we issued 236,488 shares of common stock to the investors of our 2008 Financing as payment of the quarterly dividend per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock.  The dividend shares were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On December 31, 2008, we issued 223,558 shares of common stock to the investors of our 2008 Financing as payment of the quarterly dividend per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock.  The dividend shares were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On March 25, 2009, we issued five-year options to purchase 45,000 shares of common stock to Kinsley International Limited, with an exercise price of $1.60 per share, pursuant to a consulting agreement we entered into with Cmark Capital, who assigned the options to Kinsley. The options vested immediately upon issuance. The options and the shares underlying were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On March 31, 2009, we issued 216,610 shares of common stock to the investors of our 2009 financings as payment of the quarterly dividend per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock.  The dividend shares were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On April 1, 2009, we issued five-year options to purchase 75,000 shares of common stock, with an exercise price of $2.00 per share, to Hayden Communications International pursuant to its 2009 Investor Relations Consulting Agreement with us. The options vest and become exercisable at a rate of 18,750 options every three months from the date of issuance. The shares underlying the options have piggy-back registration rights that required us to register the shares in our last registration statement.  The options and the shares underlying were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On May 5, 2009, we issued 45,000 shares of common stock to Chesapeake Group, Inc., for the investor relates services they will provide to us, The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On September 28, 2009, we issued options to purchase 50,000 shares of our common stock to Kvalue Financial Services Co., Ltd. at an exercise price of $2.00 per share pursuant to a Consulting Agreement. The options and the shares underlying were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering. Kvalue exercised 15,000 options in May 2010.

On October 27, 2009, we completed a private equity financing of $4,987,500, with eight accredited investors (the “2009 Financing”). Net proceeds from the offering are approximately $4,490,000. Pursuant to the financing, we issued, for $4,987,500, a total of 1,534,570 units of our securities at $3.25 per unit. Each unit consists of (i) one share of the Company's common stock, par value $0.001 per share (the "Common Stock"), and (ii) a Class C Warrant, with each Class C Warrant exercisable at $4.50 to purchase one-fifth of a share of Common Stock, such that the total amount of warrants issued to each investor as shall be equal to twenty percent (20%) of the number of units purchased by each purchaser. Each of the warrants has a term of three (3) years. In connection with this financing, we granted warrants to purchase 122,766 shares of common stock at $3.25 and 24,553 shares at $4.50 to TriPoint Global Equities, LLC, the placement agent or its designees.

On November 19, 2009, we issued five-year options to purchase 180,000 shares of common stock to Kinsley International Limited, with an exercise price of $3.28 per share, pursuant to a consulting agreement. The options vested ratably over a twelve-month period in equal portions each month. The options and the shares underlying were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On July 15, 2010, the Company’s Compensation Committee recommended an incentive compensation schedule for certain Company employees pursuant to the 2008 Equity Incentive Plan, which the Company's Board approved. Pursuant thereto, the Company issued 614,500 shares of common stock to certain employees. One-fourth of the total number of shares vested immediately on July 15 2010; One-fourth of the total number of shares vested on October 15, 2010; and the remaining shares vested on January 15, 2011.

On February 16, 2011, we issued 50,000 shares of restricted common stock to Dr. James Tong as a part of the annual compensation for his service as the CFO in 2010 calendar year.

On February 21, 2012, we issued another 50,000 shares of restricted common stock to Dr. Tong as a part of the annual compensation for his service as the CFO in 2011 calendar year.

Item 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NUMBER	DESCRIPTION
1.1	Share Exchange Agreement dated as of January 16, 2008 (Incorporated by referenced to Exhibit 2.1 to the Current Report on Form 8-K Filed on January 18, 2008).

4.1	Form of Note dated as of January 25, 2008 (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K Filed on January 28, 2008)

4.2	Form of Registration Rights Agreement, dated as of January 25, 2008. (Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K Filed on January 28, 2008)

4.3
Form of Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K Filed on January 28, 2008)

4.4	Form of Class A Warrant (Incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K Filed on January 28, 2008)

4.5	Form of Class B Warrant (Incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K Filed on January 28, 2008)

4.6	Form of Securities Purchase Agreement, dated as of January 25, 2008 (Incorporated by reference to Exhibit 4.1 on the Current Report on Form 8-K Filed on January 28, 2008)

4.7	Form of Securities Purchase Agreement, dated as of October 27, 2009 (Incorporated by reference to Exhibit 10.1 on the Current Report on Form 8-K filed on October 30, 2009)

4.8	Form of Registration Rights Agreement dated October 27, 2009 (Incorporated by reference to Exhibit 10.2 on the Current Report on Form 8-K filed on October 30, 2009)

4.9	Form of Class C Warrant (Incorporated by reference to Exhibit 10.3 on the Current Report on Form 8-K filed on October 30, 2009)

5.1	Opinion of HUNTER TAUBMAN WEISS LLP (Filed herewith)

23.1	Consent of Patrizio & Zhao, LLC (Filed herewith)

ITEM 17.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed by a Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness.  Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this post effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chengdu, China, on December 7, 2012.

TIANYIN PHARMACEUTICAL CO., INC.

By:	/s/ Guoqing Jiang
Guoqing Jiang PRESIDENT AND CHIEF EXECUTIVE OFFICER, CHIEF ACCOUNTING OFFICER

By:	/s/ James Jiayuan Tong
James Jiayuan Tong CHIEF FINANCIAL OFFICER

Pursuant to the requirements of the Securities Act of 1933, this post effective amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	December 7, 2012	By:	/s/ Guoqing Jiang
Guoqing Jiang PRESIDENT, CHIEF EXECUTIVE OFFICER, CHIEF ACCOUNTING OFFICER, DIRECTOR

Date:	December 7, 2012	By:	/s/ Zunjian Zhang
Zunjian Zhang DIRECTOR

Date:	December 7, 2012	By:	/s/ Jianping Hou
JianpingHou DIRECTOR

Date:	December 7, 2012	By:	/s/ Bo Tan
Bo Tan DIRECTOR

Date:	December 7, 2012	By:	/s/ James Jiayuan Tong
James Jiayuan Tong CHIEF FINANCIAL OFFICER, DIRECTOR